UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

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ARTHROCARE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARTHROCARE CORPORATION

7500 Rialto Blvd., Building Two, Suite 100

Austin, Texas 78735

(512) 391-3900

May 4, 2010

The following text supplements, amends and restates the second and third sentences of the paragraph under “Information Concerning Solicitation and Voting Record Date and Voting Securities” found on page 1 of our proxy statement, filed with the Securities and Exchange Commission on March 23, 2010 (the “Proxy Statement”) and originally distributed and made available on or about that date, in connection with our 2010 Annual Meeting of Stockholders to be held on Wednesday, May 12, 2010:

The Company has one series of common shares outstanding, designated common stock, and one series of preferred shares outstanding, designated Series A 3.00% Convertible Preferred Stock.  As of the Record Date, there were 26,944,639 shares of the Company's common stock, $0.001 par value, issued and outstanding and held of record by 213 stockholders, and 75,000 shares of the Series A 3.00% Convertible Preferred Stock, $0.001 par value, issued and outstanding and held of record by OEP AC Holdings, LLC.

The following text supplements, amends and restates the first and second sentence of the second paragraph under “Voting, Quorum, Abstentions, and Broker Non-Votes” found on page 1 of our Proxy Statement:

The required quorum for the transaction of business at the Annual Meeting is a majority in voting power of the shares of common and preferred stock issued and outstanding on the Record Date and entitled to vote at the Annual Meeting, present in person or represented by proxy. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" with regard to a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as votes eligible to be cast by the holders of common and preferred stock, present in person or represented by proxy, at the Annual Meeting and entitled to vote on the subject matter (the "Votes Cast") with respect to such matter.  Information regarding the total and relative voting power of the outstanding shares of common and preferred stock is set forth under “Security Ownership of Directors, Officers and Certain Beneficial Owners,” including notes 3 and 8 to the tables accompanying that section.